UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 23, 2015

 Galena Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Crow Canyon Place Suite 300 San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

4640 SW Macadam Ave. Suite 270, Portland, OR 97239
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 23, 2015, Orexo AB (“Orexo”) and Galena Biopharma, Inc. (the “Company”) entered into a settlement and license agreement with Actavis Laboratories FL, Inc. (“Actavis”) to resolve pending patent litigation brought by Orexo against Actavis involving Abstral® (fentanyl) sublingual tablets. The pending patent litigation was filed by Orexo in the U.S. District Court for the District of New Jersey in response to Actavis’ submission of an Abbreviated New Drug Application to the U.S. Food and Drug Administration (“FDA”), seeking marketing approval for a generic version of Abstral. As a result of the settlement and license agreement, Actavis will be permitted to enter the market with a generic or authorized generic version of Abstral in the United States in June 2018 or earlier under certain circumstances. The parties will request that the Court enter orders dismissing with prejudice the litigation referred to above against Actavis. Details of the settlement are confidential, and the parties will submit the agreement to the Federal Trade Commission and the Department of Justice, as required by federal law. The expiration date for the latest expiring Abstral patent listed in the FDA’s Orange Book is September 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date:	October 27, 2015	By:	/s/ Ryan Dunlap
Ryan Dunlap Chief Financial Officer